Exhibit (2)(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated September 13, 2016, relating to the financial statements and financial highlights of The 504 Fund, for the year ended June 30, 2016, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
October 27, 2016